UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 5, 2004
Date of Report (Date of earliest event reported)

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	000-27372 (Commission File No.)	04-2114473 (IRS Employer Identification No.)

32 Hampshire Road, Salem, New Hampshire 03079
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(603) 893-8778

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On November 5, 2004 StockerYale, Inc. (the "Company") entered into a financing commitment letter (the "Commitment Letter") with The Eureka Interactive Fund Limited ("Eureka"), an institutional investor managed by Marshall Wace, LLP ("Marshall") and an existing stockholder of the Company. In this letter agreement, Eureka committed to purchase senior notes with an aggregate principal amount of up to $10,000,000, maturing seven (7) years from the date of issuance, carrying interest of 5.0% per annum, payable semi-annually (the "Senior Notes"), for the purposes of financing, in part, the Company's proposed acquisition of Navitar, Inc. (the "Acquisition"), which is the subject of a non-binding letter of intent disclosed in a Form 8-K furnished on November 9, 2004. The Senior Notes will be secured by the assets of Navitar, Inc.

Eureka's commitment is subject to: (i) the completion of due diligence by Marshall on the Company, (ii) the negotiation, execution and delivery of definitive documentation for the Senior Notes, (iii) the absence of a material adverse change in the financial, banking or capital markets that in the reasonable judgment of Eureka would impair the consummation of the proposed purchase and sale of the Senior Notes and (iv) the absence of a material adverse change with respect to the business, assets or operations of the Company and its subsidiaries, taken as a whole. In addition, Eureka's commitment will expire if the Acquisition is not consummated by April 3, 2005.

As consideration for Eureka entering into the Commitment Letter, the Company issued to Eureka warrants to purchase up to 6,000,000 shares of the common stock of the Company at an exercise price of $1.21 (the "Warrants"). The Warrants are not exercisable until the later of the consummation of the Acquisition or the first anniversary of the issuance of the Senior Notes; provided that 10% of the initial warrant coverage shall not be exercisable until the second anniversary of the issuance of the Senior Notes. In addition, the parties acknowledge that, as part of Eureka's role in this proposed financing, Eureka will assign a pro rata portion of the Warrants to any other party that agrees to participate in the financing, based on relative participation in the financing. The Company will also agree to provide unlimited piggyback registration rights for shares underlying these warrants. In the event that the Senior Notes have been repaid in full by the first anniversary of the issuance of the Senior Notes, then 15% of the Warrants will be terminated. In the event that the Senior Notes have been repaid in fully by the second anniversary of the issuance of the Senior Notes, then 10% of the Warrants will be terminated.

Item 3.02.  Unregistered Sales of Equity Securities

As described in Item 1.01 of this current report on Form 8-K, as consideration for Eureka entering into the Commitment Letter, on November 5, 2004 the Company issued the Warrants to Eureka. The issuance of the Warrants was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the issuance of the Warrants. The Warrants and shares to be issued upon exercise of the Warrants (the "Warrant Shares") will contain restrictive legends preventing the sale, transfer or other disposition of the Warrants or Warrant Shares, unless registered under the Securities Act, and each investor was informed by the Company of these restrictions prior to the issuance of the Warrants.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date:	November 12, 2004	By:	/s/ Richard P. Lindsay Richard P. Lindsay Chief Financial Officer and Secretary

2 / STKR /	END	FORM 8-K